Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Jenny Gobble/314.342.3300

Laclede Gas Outlines Plan to Modernize Operations
and Enhance Customer Service
Customer bills will remain lower than they were 10 years ago

ST. LOUIS (April 11, 2017) – Today, as required by the state of Missouri, Laclede Gas proposed a rate change with the Missouri Public Service Commission. The plan outlines Laclede’s ongoing investments to upgrade technology for easier and faster customer service and a continued commitment to modernize pipeline infrastructure, all while creating benefits for customers through growth. It details accelerated infrastructure upgrades and significant cost savings, which combine to keep price increases down to $3.70 per month for the typical residential customer. This is the first requested increase to customer delivery charges in four years and represents a $29 million net increase. Even with this increase, customer bills will still be lower than they were 10 years ago.
“I’m so proud of our employees for delivering on the promise to get natural gas to our customers safely and reliably every day. We also promise to keep costs low, and this plan shows that we’re working hard to honor that commitment to our customers,” said Laclede Gas CEO Steve Lindsey. “We’ve managed to keep customer bills lower than they were 10 years ago while accelerating important infrastructure upgrades. In fact, customer bills will be 14 percent lower than they were in 2007.”
Lindsey continued, “In the four years since we submitted our last plan, we increased the number of construction jobs and pushed ourselves to replace more than 310 miles of pipeline. And, we’ve upgraded our outdated technology systems so that, this fall, customers will experience faster and easier service with mobile technology. We’ve been able to make these upgrades and hold costs down by balancing the price of upgrades with the lower cost of natural gas and our ability to significantly cut operating costs. Lower operating costs are a direct benefit of growing our company—with a larger company we’ve been able to spread costs among more customers. And that’s a really good thing for our customers.”
In addition to maintaining a safe and reliable system every day, the plan outlines service enhancements:

•	New this fall, customers will experience faster and easier service, including:

◦	Freshly designed online experience

◦	24/7 appointment scheduling and more evening appointment hours

◦	Account alerts to keep you on track

◦	Account management by text

•	Advanced mobile technology will provide customer service and field workers with the tools to get work done more effectively and efficiently

•	We’re able to respond even faster when customers call about possible gas leaks

•	We’ve enhanced programs to help all customers with energy efficiency, rebates and payment plans
ABOUT LACLEDE GAS COMPANY
At Laclede Gas we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day our natural gas utility serves 640,000 customers including residential, commercial and industrial homes and businesses in St. Louis metropolitan areas and 10 counties in Missouri. Laclede Gas is a subsidiary of Spire Inc. (NYSE: SR). For more information, please visit www.LacledeGas.com.     ###

Laclede Gas Company • 700 Market • St. Louis, Missouri • 63101